HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
November 1, 2005
9:00 am CT

Operator:	Good morning. My name is Phyllis and I will be your conference facilitator. At this time I would like to welcome everyone to the HMS Holdings Corporation Third Quarter Financial Results Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star then the number two on your telephone keypad. Thank you. Mr. Holster you may begin your conference.

Bob Holster:	Thank you and good morning to everyone. Welcome to the HMS Holdings 2005 Third Quarter Conference Call. I’m Bob Holster, Chief Executive Officer of HMS. I’ll be hosting the call along with Bill Lucia, our President and Chief Operating Officer, and Tom Archbold, our Chief Financial Officer.

We’ll be making forward-looking statements in the course of the call, so please refer to the qualifiers listed in the forward-looking language including with the press release issued yesterday. This conference call is routinely open

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

on a listen-only basis to individual investors and interested parties. This morning I’ll update you on the Accordis divestiture as well as on our HMS and RSG businesses. Tom Archbold will review the company’s third quarter financial performance and then we’ll be open for questions.

On August 31, 2005 we sold the stock of Accordis to Accordis Holding Corp, an unrelated New York-based private company, for $8 million, which consisted of $2 million in cash and a $6 million promissory note. We’d been accounting for Accordis as a discontinued operation since the first quarter of this year. As part of the sale, the company has entered into a three-year agreement to provide data processing services to Accordis for about $2.7 million revenue per year.

The transaction produced a loss that was largely offset by Accordis’ earnings during the two months of the quarter that we owned it. With this divesture, HMS Holdings is no longer in the business of submitting medical claims to providers — or for providers — and is focused exclusively on cost containment, coordination of benefits, and cost reporting services.

For the third quarter of 2005, HMS Holdings generated revenue of $17.4 million, up 41% from the $12.4 million reported during the same period of 2004. Company had income from continuing operations of $3.8 million or 17 cents per diluted common share for the third quarter of 2005, compared to income from continuing operations of $1.1 million or 5 cents per diluted common share during the third quarter in the prior year.

Overall net income — including loss from discontinued operations — was $3.6 million or 16 cents per diluted common share for the quarter, compared to net income of $1.5 million or 7 cents per diluted common share during the third quarter of the prior year.

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

Commenting on the results, let me first focus on Health Management Systems, which provides cost containment and coordination of benefit services to state Medicaid agencies and Medicaid managed care organizations. For the third quarter, HMS’ revenue was $13.3 million, up 22% from last year’s $10.9 million. Year to date, HMS revenue is ahead by 18%.

HMS has had a number of significant developments on the marketing front during the quarter. The Oklahoma Health Care Authority, for which we’ve worked since 2002, has awarded us an expanded contract under which we’ll identify and recover pharmacy and other expenditures for which Medicare or private insurance is liable. In the commercial sector, WellPoint’s Blue Cross of California state-sponsored programs division, the largest managed care plan serving the Medi-Cal program, has awarded us a coordination of benefits contract.

We’ve been describing our Medicaid HMO businesses in a pilot or proof of concepts stage heretofore, but we’re now up to 12 managed care clients and moving from pilot into production. We expect the commercial sector to be an important contributor to our business in 2006. Our Reimbursement Services Group, which provides Medicare Cost Reporting services to hospitals, continues to grow steadily and now has 138 clients. RSG had revenue in the third quarter of $3.9 million versus $1.4 million in the third quarter of 2004. And year to date RSG revenue is up 19%.

But as we’ve noted in prior calls, RSG revenue for this year was significantly skewed to the third quarter because of the adjudication calendars of the Medicare administrators to which our clients cost reports are submitted. Tom Archbold is now going to take us through the third quarter P&L and balance sheet.

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

Tom Archbold:	Thank you Bob and good morning everyone. As we look at the statement of operations for the third quarter ended September 30, my comments will address the results of continuing operations. Our Accordis business, exclusive of the Reimbursement Services Group, has been reflected in discontinued operations in our financial results. Bob already talked about the revenue growth so I’ll start with expenses.

Total operating expenses for the quarter were $13.8 million, an increase of $2.4 million or 21.4% compared to $11.3 million in the prior year’s third quarter. Compensation expenses of $7 million increased $1.5 million or 27% from the prior year third quarter, resulting from an increase in staff to support the company’s growth, together with increases in compensation rates, bonus, and benefits expenses.

At September 30, 2005 we had 294 employees for continuing operations, compared to 245 employees at September 30, 2004. Data processing expense of $1.3 million represented 26.9% increase over the $1 million in the prior year third quarter. The increase was associated with capacity upgrades involving hardware and software investment begun in the first quarter of this year. Occupancy expenses of $1.2 million increased $.1 million or 12.9% from the prior year quarter as a result of our investment in a new telephone system, increased rental expense associated with additional office space, and various other expenses.

Direct project costs of $2.8 million increased by $.6 million or 27.2% from the prior year third quarter period. As a percentage of revenue, direct project cost decreased 16.2% from 17.9% in the third quarter of 2004, principally due to the increased RSG revenue, which generally has a lower direct project expense content than HMS Revenue. Other operating costs of $1.5 million

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

were $.1 million or 4.5% lower than the prior year quarter, primarily due to savings on insurance expense.

With regard to income taxes, the company provided $200,000 of tax expense in the quarter, principally reflecting alternative minimum tax liability and state tax liabilities. The company also expects that by December 31, 2005 it will have substantially reduced its valuation allowance through income generated in 2005 and the Accordis purchase price allocation process, such that in 2006, the company will begin to provide for income tax expense in its results of operations at an effective rate of approximately 40%.

It is expected that the 2006 provision for income taxes will be primarily a deferred tax provision, as the company’s utilization of available net operating loss will result in the company continuing to make payments under the alternative minimum tax system during 2006.

In summary, for the quarter ended September 30, 2005 HMS recognized income from continuing operations of $3.8 million or 17 cents per diluted common share compared to $1.1 million in the prior year or 5 cents per diluted common share during the prior year comparable period.

As Bob noted, on August 31, 2005 we sold the stock of Accordis Inc. to Accordis Holding Corp, an unrelated New York-based private company for $8 million, consisting of $2 million in cash and a $6 million interest-bearing note. As will be discussed in greater detail in our 10Q filing, the sale resulted in a $1.2 million loss.

As a result, for the quarter ended September 30, 2005 results from discontinued operations show income from operations were approximately $1 million — less the $1.2 million loss on sale — for a net loss of $.2 million or 1

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

cent per share, compared to $.4 million in operating income or 2 cents per diluted share in the prior year quarter.

Turning to the balance sheet and looking at Holding’s general financial condition, we report cash, cash equivalents, and short-term investments of $37.9 million, an increase of $6.2 million from December 31. During the quarter, our cash and short- term investments increased $4.2 million due to cash proceeds from the sale of Accordis and cash flow from operations.

At September 30, 2005, our working capital ratio was six to one and we still have no debt outstanding. Looking at the statement of cash flows for the nine months ended September 30, cash flow provided by operations was $1.6 million. In addition, for the nine months ended September 30, the company spent $2.6 million on capital expenditures, and received proceeds from the exercise of stock options of $2.2 million. And that concludes our review of the financial results and financial position of the company.

Bob Holster:	Thank you Tom. So HMS has had a very strong third quarter but it bears reminding that we can experience substantial quarterly swings and that the best way to evaluate our performance is still on an annual basis.

Our consolidated revenue was ahead by about 18% after three quarters, and it now looks like we’ll finish the year a bit ahead of the 15% revenue growth rate guidance we had provided earlier this year. We’ve earned 25 cents per share from continuing operations for the year to date and now are expecting to finish at the high end of the 32 to 36 range we’d heretofore guided to.

Looking ahead, we’re very focused on continuing to grow not only our core Medicaid agency business but also in implementing our coordination of benefits model for Medicaid managed care organizations. More than half of

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

the 52 million lives covered by Medicaid are enrolled in managed care plans yet they’ve barely begun to contribute to our revenue and profit. We’ve recently committed — completed a restructuring of our organization into government and commercial strategic business units in order to make sure that we give opportunities in each of these segments appropriate support.

2006 will bring us a number of challenges. In particular, the Medicare Part B pharmacy benefit that will go into effect on January 1 will ship pharmacy claims for dual eligibles from our Medicaid agency clients to Medicare.

But we go into the year with more Medicaid lives in our client base than ever before. The Medicaid program is expected to continue to grow at a rate of approximately 9% and our continuing investment in technology and human resources is paying off in higher yields from claims submitted to liable third parties. And as noted earlier, Medicaid HMOs will begin to make an important contribution to growth in 2006.

It’s a little early to predict EPS but we can project that revenue growth will be in the 15 to 17% range for 2006. As we’ve been doing for the past year, we’ll continue to closely monitor the unfolding of Medicare privatization through deployment of prescription drug and Medicare Advantage Plans and will be attentive to the opportunities that it should provide us over the next several years.

Thank you for participating in our call this afternoon and we’re open to your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question press star then the number one on your telephone keypad. We’ll

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

pause for just a moment to compile the Q&A roster. Again if you would like to ask a question please press star then the number one on your telephone keypad. Your first question comes from the line of Charles Strauzer with CJS Securities.

Charles Strauzer:	Hi. Good morning Bob. Can you hear me okay?

Bob Holster:	Yes I can, Charlie.

Charles Strauzer:	Just a couple of quick questions if I can — the size of the WellPoint membership base — can you expand on that a little bit — in the Medi-Cal contract you just were awarded?

Bill Lucia:	Yes. Charlie, this is Bill.

Charles Strauzer:	Hey Bill.

Bill Lucia:	They have well over 500,000 lives in the Medi-Cal program. What I don’t — the statistics I don’t have handy but I do know that they have Medicaid lives in other states. And the goal is once we’ve completed the implementation for Medi-Cal we will migrate to do work for them in their other states, which I believe are Texas and Georgia.

Charles Strauzer:	Got it. And just as a reminder what’s the next biggest contract that you have in the managed Medicaid HMO space, you know, prior to this...

Bill Lucia:	The...

Charles Strauzer:	...for the number of lives.

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

Bill Lucia:	The largest contract we have — while it’s spread throughout the country — is United Healthcare.

Charles Strauzer:	Got it. And then, you know, Bob when I’m looking at — yes, you — what you talk about your guidance for Q4. Obviously it sounds like, you know, you’ve (had) a pretty good jump in Q3 in the reimbursement side and that should decline in Q4 as you — like you said you booked the majority in Q3. But should we continue to see continued sequential growth in the HMS side of the business Q3 to Q4?

Bob Holster:	I think we’ll continue to see growth in the HMS side of the business but we will have lower revenues in RSG in Q4.

Charles Strauzer:	Got it. So overall you’ll still, you know, come in slightly above the 15% but the pattern will be slightly higher, HMS slightly lower reimbursement (unintelligible).

Bob Holster:	That’s what we expect.

Charles Strauzer:	Got it. And then if you can expand a little bit more Bob, you just talked about the challenges in ‘06, you know, the Part B, you know, shift of reimbursement. You know, any sense of, you know, what you’re hearing from your clients in terms of what, you know, you think the impact might be?

Bob Holster:	Well we think the impact is in the several million-dollar range. It would fall primarily in the second half of the year. But as I noted in my comments we see other things going on in the business that we think will permit us to handle that and continue to grow at the sorts of rates we’ve been putting up.

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

Charles Strauzer:	Got it. And then lastly — (this is) for you Tom — just one quick question. Now that Accordis is gone, should we expect to see any cost that might have been shared with Accordis start to go away? And so how should we kind of account for that in our model, you know, in the various cost items?

Tom Archbold:	Hi, Charlie. The — as we disclosed in the 8K in conjunction with the sale of Accordis, we also entered into a data services agreement where we’ll provide data services to them for a three year period. And we’ll be compensated for that at the rate of $2.7 million annually. So that will result in revenue being recognized of about $225,000 a month from data services being provided to Accordis. And the costs that previously were attributable to Accordis in conjunction with providing those services will now become part of continuing operations.

But the net net of it is there should be a small margin pick up — but emphasis on the word small — to the continuing operations for the excess of the revenue that we’ll be charging Accordis versus the costs that will now be attributed back to the continuing operations from discontinued operations.

Charles Strauzer:	So almost a wash but maybe a slight pickup.

Tom Archbold:	Slight pick up.

Charles Strauzer:	Got it. And so when I look at the compensation line, you had a pretty good pick up this quarter. Was a lot of that due to the fact that reimbursement has, you know, a big recognition in the quarter and should we expect to see compensation and expenses decline slightly in Q4?

Tom Archbold:	It was a combination of two things, Charlie. It was a combination of starting up with some new contracts in the HMS business that resulted in increased

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

head count and increased compensation. And addition, in terms of trying to match our expenses, with such a strong quarter that we had in terms of profit, it was also — there was an increase in the amount of variable compensation that was accrued into the current quarter versus looking at the prior quarter or the comparable quarter in the prior year that had a lower operating margin.

Charles Strauzer:	Got it. Thank you very much.

Operator:	Your next question comes from the line of Nancy Weaver with Stephens.

Nancy Weaver:	Hey guys. Your revenue guidance for ‘06 is a little bit stronger than I anticipated. Is that primarily coming from the managed care side of the business and this Blue Cross/Blue Shield contract or is there something else going on to give you some confidence in your kind of 15% revenue growth for ‘06?

Bob Holster:	Well we do see for the first time a healthy contribution from our managed care business Nancy. And it is that more than anything else that gives us the confidence to make the forecast. But we also expect to see the kind of yield improvements that have been reflected in the performance this year to continue into ‘06.

Nancy Weaver:	You’re going to have to explain to me what yield improvements mean.

Bob Holster:	Well we think we’re doing better in terms of the percent realization that we secure for our clients from the gross amount of claims that we build by virtue of having better data and processes that steadily improve.

Nancy Weaver:	Right. So as you continue to build your database and continue to refine your processes you’re seeing more recoveries.

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

Bob Holster:	That’s correct.

Nancy Weaver:	And then as we think about the — you made the comment about the managed care business moving from kind of more of a pilot to more of a (production). And we talked in the past about, you know, about how the business is different in terms of getting data — particularly from the pharmacy providers — and kind of understand, you know, how to crack the commercial nut. Again you’re feeling pretty confident that you’ve kind of got some of those kinks worked out?

Bill Lucia:	Nancy this is Bill. Yes we’ve actually — one of the things we did over the last quarter to formalize the new commercial business unit that focuses solely on the managed care market place — we’ve pulled together some of our staff that have that background in their past as well as brought some key individuals from outside the company who come out of either that space or marketing into that space. But we’re — we’ve already started to develop — start to modify our existing services to better meet the HMOs and develop an entire new marketing and operational strategy.

Nancy Weaver:	Got you. That’s all I wanted. Thanks a lot.

Bob Holster:	Thank you.

Operator:	Again if you would like to ask a question please press star then the number one on your telephone keypad. Your next question comes from the line of J. Hingorani with Thompson, Davis and Company.

J. Hingorani:	Good morning Bob. Great quarter.

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

Bob Holster:	Thank you J.

J. Hingorani:	Just real quick — I heard mention of guidance and I think I may have missed that or just wasn’t — you may have gone over it. Can you tell me what that is again? What...

Bob Holster:	Oh at this stage we’re prepared to give guidance on 2006 revenue growth.

J. Hingorani:	Okay.

Bob Holster:	And I indicated that it would be in the 15 to 17% range. We’re not quite ready to give EPS guidance although we certainly expect to be by the time of the next call.

J. Hingorani:	Okay. And then with the Oklahoma expansion we’re still at 25 states is it?

Bob Holster:	That’s correct.

J. Hingorani:	Okay. Five states. Okay perfect. And then just so I have it right, RSG in the fourth quarter will be — will not be as strong.

Bob Holster:	It will not be as strong as it was in the third. You know, the pace at which business actually gets done through the year is fairly even — in fact, steadily increasing. But as I’d noted, the — we get paid when our clients recover funds as a result of the cost reports that we have assisted them in preparing. And there were — that flow of funds from Medicare administrators to our clients was heavily weighted in the third quarter this year.

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

J. Hingorani:	Okay. And with the managed care part of the business can you just kind of — just give us a little bit more color. Are you seeing further out now with other states and just expansion of programs and so on?

Bob Holster:	The — well we see a gradual increase in the managed care proportion of Medicaid enrollment. We also see ourselves as able to add managed care Medicaid plans steadily. As I noted earlier we’re — we’ve now added a total of 12.

So since we’re at the stage in our own pilot — as I indicated earlier that we’ve gotten to — and we’re beginning to actually see revenue contribution in the fourth quarter of this year — we feel comfortable that we’re going to be able to increasingly take advantage of the managed care component of Medicaid. And we expect more and more lives to move into it over the next few years.

J. Hingorani:	Okay. And then just one more note real quick, RSG does not incur a high level of direct project costs? Is that correct?

Tom Archbold:	It has a lower content than the HMS business. Yes.

J. Hingorani:	Okay. So as that — okay great. All right. Thank you very much.

Bob Holster:	You’re welcome.

Operator:	Your next question comes from Charles Strauzer with CJS Securities.

Charles Strauzer:	Hey just one quick follow-up on the — by the way I’m looking at the ‘06 guidance. What assumptions are you putting in there in terms of re-bids for next year and can you give us an update on the, on, you know, various

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

contracts that are coming up for re-bid this year, next year, and just kind of general thoughts on that.

Bob Holster:	Well in every year, Charlie, we have three or four contracts coming up for bid. And we make the general assumption — as we have in almost every year — that we’ll go out of the year with more than we started with. But the more that we focus on in the number of Medicaid lives that are actually enrolled in the programs that we access through the Medicaid agency and MCO clients we have.

So we’re pretty comfortable that whatever happens on the RFP front that we’ve got the number of lives required to make our revenue targets.

Charles Strauzer:	Got it.

Bob Holster:	And we expect that we’ll come out of next year with more lives than we went into it with.

Charles Strauzer:	Got it. And can you just give us a quick update on, you know, kind of where you are (at) this year? Obviously it sounds like you’re ahead this year based on some of the wins you’ve had versus the loss you had. Any update on anything else that’s still pending?

Bob Holster:	I don’t think we’re prepared to comment on anything that we haven’t commented on already. We’ve discussed the Ohio situation in our last call and the only other bid situation still outstanding is as yet unresolved.

Charles Strauzer:	Got it. Thank you very much.

Bob Holster:	Okay thank you.

HMS HOLDINGS CORPORATION
Moderator: Bob Holster
11-1-05/9:00 am CT
Confirmation #1600574

Operator:	At this time there are no further questions. Mr. Holster are there any closing remarks?

Bob Holster:	I would just like to thank everyone for participating and look forward to speaking with you again next quarter. Thank you.

Operator:	This concludes today’s HMS Holdings Corporation Conference Call. You may now disconnect.
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